Exhibit 10.1

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment to Change in Control Agreement (the “Amendment”) is entered into this 16 day of July 2009, between Methode Electronics, Inc., a Delaware corporation (the “Company”), and                                      (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to a Change in Control Agreement dated September 1, 2006 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend the Agreement to modify the circumstances pursuant to which Executive is entitled to certain additional payments under Section 6 of the Agreement.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.                  Amended Section 6(a).  Effective immediately, Section 6(a) of the Agreement is amended to read in its entirety as follows:

(a)                                  In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax), then the Executive shall be entitled to promptly receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Executive is in the same after-tax position as if no Excise Tax had been imposed upon the Executive; provided, however, that the Gross-Up Payment shall be made only to the extent that the total value of any payments or benefits received by the Executive under this Agreement or any other plan or agreement with the Company (“Benefits”) exceeds by 25 percent or more the dollar amount that is three times the Executive’s “base amount” (as defined in Section 280G of the Code).  If the total value of Benefits exceeds by less than 25 percent the dollar amount that is three times the Executive’s “base amount,” then no Gross-Up Payment shall be made and Benefits shall be capped at the amount that is $1 less than three times the Executive’s “base amount.”

2.                  Agreement Remains in Effect.  Except as modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first written above.

METHODE ELECTRONICS, INC.

By:

Its:

EMPLOYEE:

Name: